Pericom Semiconductor Corporation

In the news release, Pericom (Nasdaq: PSEM) Reports Q3 2007 Financial Results, issued on April 26, 2007, by Pericom over PR Newswire, we are advised by the company that the gross margin percentage for the three months ended April 1, 2006 described in the second paragraph should have read "33.9 percent" and that the cost of revenues, gross profit, research and development and total operating expenses in the Consolidated Statement of Operations for the three and nine months ended April 1, 2006 also changed as originally issued inadvertently. There was no change to the results for the three or nine months ended March 31, 2007.

Complete, corrected release follows:

Pericom Semiconductor Reports Q3 2007 Financial Results

SAN JOSE, Calif., April 26 /PRNewswire-FirstCall/ -- Pericom Semiconductor

Corporation, a worldwide preferred supplier of PCI Express technology used for switching, timing, connecting and signal integrity, today announced results for its third quarter of fiscal 2007, ended March 31, 2007.

Net revenues for the third quarter were $30.2 million, down $600,000 from the $30.8 million reported in the second quarter and up 8.4 percent from the $27.8 million reported in the comparable period last year. Gross margin was 33.9 percent, down from 34.6 percent last quarter, and the same as 33.9 percent in the comparable period last year. Net revenues and gross margin in the third quarter were negatively affected by an inventory return reserve relating to a distributor that terminated during the quarter. The reserve reduced net revenues by $719,000 and gross margin by 1.2 percent.

Net income in the quarter was a strong $2.6 million, or $0.10 per diluted share, compared with net income of $2.3 million, or $0.08 per diluted share in the second quarter and net income of $1.8 million, or $0.07 per diluted share, in the same period a year ago. Net income for the third quarter grew despite FAS 123(R) expenses of $443,000. Net income for the third quarter benefited by $1.0 million due to the sale of 50 percent of one of the company's investments in a privately-held semiconductor company.

Net revenues for the nine-month period ending March 31, 2007 were $91.8 million, up 19.9 percent from the $76.6 million reported in the prior year comparable period. Net income for the nine-month period ending March 31, 2007 was $6.5 million, or $0.24 per diluted share, compared with net income of $3.9 million, or $0.14 per diluted share, in the same period a year ago.

"We are very pleased to have reported another sequential increase in net profit this quarter," said Alex Hui, president and chief executive officer. "This is the highest net income we have seen in almost six years."

"At the recent Intel Developer Forum, we introduced our GreenPacket(TM) family of PCI Express packet switches, which are designed for power, size and value-sensitive applications. We are already engaged with several high volume customers and expect to see adoption of this new family in the quarters to come," he said.

Q3 NEW PRODUCTS

With the release of three new Generation 2 phase jitter compliant HCSL differential clock buffers and a new clock synthesizer, Pericom further expanded its PCI-Express offerings in addressing the critical clock distribution needs of servers, high-end desktops and mobile platforms.

The company began sampling new, low-power small PCI-Express packet switch family to top tier OEM customers. The GreenPacket(TM) switch product family is designed for power, size and value sensitive applications, such as volume motherboard/workstation, docking stations, networking control planes, video, graphics, embedded applications and mobile applications.

Pericom also sampled two newly developed small form factor analog switch products. Target applications include cell phones, MP3/MP4 players and PDAs.

Fiscal Q4 2007 OUTLOOK

The following statements are based on current expectations. These statements are forward looking, and actual results may differ materially.

*
The company continues to be in a high turns environment and therefore revenue visibility remains limited. Depending upon the strength of turns orders, revenues in the fourth fiscal quarter are expected to be in the range of $31.0 million to $32.0 million.

*	Gross margins are expected to be in the 35 to 36 percent range. Margins are influenced by the product mix of turns business and sales, if any, of previously reserved inventory.

*	Operating expenses are expected to be in the range of $9.7 to $9.9 million.

*	Other income is expected to be approximately $1.2 million, consisting primarily of interest income.

CONFERENCE CALL

The press release will be followed by a conference call beginning at 1:30 p.m. Pacific time. To listen to the call, dial (210) 234-0007. The passcode is Pericom.

A taped replay of the conference call will be made available for one week.

To listen to the replay, dial (210) 369-1863. The Pericom financial results conference call will be available via a live webcast on the investor relations section of the web site at http://www.pericom.com/investor. Access the web site 15 minutes prior to the start of the call to download and install any necessary audio software. An archived webcast replay will be available on the web site for 12 months.

About Pericom

Pericom Semiconductor Corporation offers customers worldwide the industry's most complete silicon and quartz-based solutions for the Computing, Communications and Consumer market segments. Our broad portfolio of leading- edge analog, digital, and mixed-signal integrated circuits and SaRonix frequency control products are essential in the timing, transferring, routing, and translating of high-speed signals as required by today's ever-increasing speed and bandwidth demanding applications. Company headquarters are in San Jose, Calif., with design centers and sales offices located globally. http://www.pericom.com

This press release contains forward-looking statements as defined under The Securities Litigation Reform Act of 1995. Forward-looking statements in this release include the statements under the captions 'Fiscal Q4 2007 Outlook' and statements regarding the future adoption of our GreenPacket(TM) family of PCI Express packet switches. The Company's actual results could differ materially from what is set forth in such forward-looking statements due to a variety of risk factors, including softness in demand for our products, price erosion for certain of our products, unexpected difficulties in developing new products, customer decisions to reduce inventory, economic or financial difficulties experienced by our customers, or technological and market changes. All forward-looking statements included in this document are made as of the date hereof, based on information available to the company as of the date hereof, and Pericom assumes no obligation to update any forward- looking statements. Parties receiving this release are encouraged to review our annual report on Form 10-K for the year ended July 1, 2006, our quarterly reports on Form 10-Q for the quarters ended September 30, 2006 and December 30, 2006 and, in particular, the risk factors sections of those filings.

Pericom Semiconductor Corporation
Consolidated Statements of Operations - GAAP
(In thousands, except per share data)
(unaudited)

	Three Months Ended			Nine Months Ended
	Mar 31,	Dec 30,	Apr 1,	Mar 31,	Apr 1,
	2007	2006	2006	2007	2006

Net revenues	$30,182	$30,842	$27,847	$91,850	$76,590

Cost of revenues	19,960	20,176	18,402	60,530	50,327

Gross profit	10,222	10,666	9,445	31,320	26,263

Operating expenses:

Research and development	4,048	4,040	3,925	12,030	11,318

Selling, general and
administrative	5,342	4,919	4,394	16,056	13,569

Restructuring charge	0	0	0	0	55

Total	9,390	8,959	8,319	28,086	24,942

Income from operations	832	1,707	1,126	3,234	1,321

Interest and other income	2,496	1,151	888	4,927	2,698

Other than temporary decline
in value of investment	(5)	0	(31)	(6)	(64)

Income before income taxes	3,323	2,858	1,983	8,155	3,955

Income tax expense	788	691	641	2,099	1,245

Minority interest in income
(loss) in consolidated
subsidiary	(7)	(21)	32	(37)	93

Equity in income (loss) of
investees	86	110	464	476	1,072

Net income	$2,614	$2,256	$1,838	$6,495	$3,875

Basic income per share	$0.10	$0.09	$0.07	$0.25	$0.15

Diluted income per share	$0.10	$0.08	$0.07	$0.24	$0.14

Shares used in computing
basic income per share	26,109	26,113	26,207	26,118	26,271

Shares used in computing
diluted income per share	26,702	26,783	26,984	26,725	27,033

Pericom Semiconductor Corporation
Condensed Consolidated Balance Sheets
(In thousands)

	As of	As of
	Mar 31, 2007	Jul 1, 2006
	(unaudited)	(1)

Assets
Current Assets:

Cash & cash equivalents	$8,544	$12,577
Restricted cash	302	950
Short-term investments	88,989	52,761
Accounts receivable	20,604	23,306
Inventories	14,047	16,742
Prepaid expenses and other current assets	700	508
Deferred income taxes	3,672	4,709
Total current assets	136,858	111,553

Property and equipment, net	23,294	24,376
Investment in unconsolidated affiliates	9,656	9,056
Deferred income taxes-non current	4,922	5,043
Long-term investment in marketable securities	31,788	56,297
Goodwill	1,348	1,348
Intangible assets	2,838	2,976
Other assets	2,077	3,037
Total assets	$212,781	$213,686

Liabilities and Shareholders' Equity

Current liabilities:

Accounts payable	$11,571	$10,435
Accrued liabilities	7,094	7,243
Short-term and current portion of
long-term debt	694	5,756
Total current liabilities	19,359	23,434

Long-term debt	1,323	3,482
Deferred tax liabilities	1,288	1,288
Other long-term liabilities	3	402
Minority interest in consolidated subsidiaries	1,006	969
Total liabilities	22,979	29,575

Shareholders' equity:
Common stock and paid in capital	136,955	138,483
Retained earnings and other comprehensive
loss	52,847	45,628
Total shareholders' equity	189,802	184,111

Total liabilities and
shareholders' equity	$212,781	$213,686

(1)	The information in this column was derived from the Company's audited consolidated financial statements for the year ended July 1, 2006.

SOURCE	Pericom Semiconductor Corporation

-0-	05/01/2007	C SFTH043
CONTACT:	Alexis Pascal, alexis@stapleton.com, or Deborah Stapleton, deb@stapleton.com, both of Stapleton Communications, +1-650-470-0200, for Pericom/ /Web site: http://www.pericom.com/ (PSEM)